UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a party other than the Registrant ☐

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Resonate Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is a description of the Rights Agreement which was filed by Resonate Inc. with the Securities and Exchange Commission under cover of a Current Report on Form 8-K on January 14, 2003:

On January 9, 2003, pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) between Resonate Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), the Company’s Board of Directors declared a dividend of one right (a “Right”) to purchase one one-thousandth share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock, par value $0.0001 per share (“Common Shares”), of the Company. The dividend is payable on January 27, 2003 (the “Record Date”) to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $14.00 (the “Purchase Price”), subject to adjustment.

The Rights Agreement shall be inapplicable to, and no right set forth therein shall be triggered by, (i) the execution of any merger or other acquisition agreement between the Company and a Person (or one or more of such Person’s affiliates or associates), whether or not such agreement was entered into prior to the date of the Rights Agreement (including the executed definitive merger agreement with Rocket Holdings LLC, a Delaware limited liability company, wholly-owned by Messrs. Peter Watkins and Richard Hornstein, announced on December 24, 2002), or (ii) the consummation of the transactions contemplated by such agreement, if such agreement has been approved by the Board of Directors of the Company.

On January 10, 2003, the Company issued a press release announcing the declaration by the Board of Directors of the Rights dividend pursuant to the Rights Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Rights Evidenced by Common Share Certificates

The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights (“Rights Certificates”) will not be sent to shareholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, also will constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

Distribution Date

The Rights will be separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of (a) the tenth day (or such later date as may be determined by the Company’s Board of Directors) after any individual, firm, corporation, limited liability company, partnership, trust or other entity (“Person”), who or which, together with all affiliates and associates of such Person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Shares then outstanding (“Acquiring Person”), or (b) the tenth business day (or such later date as may be determined by the Company’s Board of Directors) after any Person (or any of such Person’s affiliates or associates) announces a tender or exchange offer, the consummation of which would result in ownership by the Person (or any of such Person’s affiliates or associates) of 15% or more of the Company’s then outstanding Common Shares. The earlier of such dates is referred to as the “Distribution Date.”

Issuance of Rights Certificates; Expiration of Rights

As soon as practicable following the Distribution Date, a Rights Certificate will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificate alone will evidence the Rights from and after the Distribution Date. The Rights will expire on the earliest of (i) January 9, 2013 (the “Final Expiration Date”) or (ii) exchange or redemption of the Rights as described below.

Initial Exercise of the Rights

Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Purchase Price, one one-thousandth share of the Series A Preferred. In the event that the Company does not have sufficient Series A Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below.

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Right to Buy Company Common Shares

Unless the Rights are earlier redeemed, in the event that a Person (or any of such Person’s affiliates or associates) obtains 15% or more of the Company’s then outstanding Common Shares, then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

Right to Buy Acquiring Company Shares

Similarly, unless the Rights are earlier redeemed, in the event that, after a Person (or any of such Person’s affiliates or associates) obtains 15% or more of the Company’s then outstanding Common Shares, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

Exchange Provision

At any time after a Person (or any of such Person’s affiliates or associates) obtains 15% or more of the Company’s then outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company’s outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

Redemption

At any time on or prior to the Close of Business on the earlier of (i) the fifth day following the attainment of 15% or more of the Company’s then outstanding Common Shares by a Person (or any of such Person’s affiliates or associates) (or such later date as may be determined by action of the Company’s Board of Directors and publicly announced by the Company) and (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right.

Adjustments to Prevent Dilution

The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

Cash Paid Instead of Issuing Fractional Shares

No fractional Common Shares will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

No Shareholders’ Rights Prior to Exercise

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company (other than any rights resulting from such holder’s ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

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Amendment of Rights Agreement

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Series A Preferred

Each one one-thousandth of a share of Series A Preferred has rights and preferences substantially equivalent to those of one Common Share.

No Voting Rights

Rights will not have any voting rights.

Certain Anti-Takeover Effects

The Rights approved by the Board of Directors are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company’s Board of Directors and its shareholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

The Rights are not intended to prevent a takeover of the Company and will not do so. Subject to the restrictions described above, the Rights may be redeemed by the Company at $0.0001 per Right at any time prior to the Distribution Date. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company’s Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders, and will not change the way in which the Company’s shares are presently traded. The Company’s Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

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ADDITIONAL INFORMATION:

ROCKET HOLDINGS AND ITS MEMBER-MANAGERS INTEND TO FILE A SCHEDULE 13E-3 REGARDING THE PROPOSED TRANSACTION. RESONATE INTENDS TO FILE A PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND MAIL IT TO RESONATE’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE 13E-3 FILING AND THE PROXY STATEMENT FOR THE MERGER CAREFULLY, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES, THE PROPOSED TRANSACTION AND RELATED MATTERS. AFTER THESE DOCUMENTS ARE FILED, YOU MAY OBTAIN THEM FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT HTTP://WWW.SEC.GOV OR BY YOU MAY OBTAIN THESE DOCUMENTS AND ANY OTHER SEC FILINGS OF RESONATE FREE OF CHARGE BY MAKING YOUR REQUEST TO PR@RESONATE.COM.

Resonate Inc. and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Resonate with respect to the transactions contemplated by the merger agreement. Information regarding Resonate’s directors and executive officers is included in Resonate’s proxy statement for its 2002 Annual Meeting, which was filed with the SEC on July 29, 2002. More recent information regarding the directors and executive officers of Resonate and additional information regarding both companies and the interests of their members, directors and executive officers in the proposed transaction will be included in the proxy statement regarding the proposed transaction to be filed with the SEC. Resonate files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Resonate with the SEC are also available for free at the SEC’s web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Resonate by making your request to the contact listed at the beginning of this document.

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